Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Q4 2005 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Jan. 26. 2006 / 3:00PM ET

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FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Shona Bedwell

Duke Realty Corporation - Asst. VP, IR

Denny Oklak

Duke Realty Corporation - Chairman and CEO

Matt Cohoat

Duke Realty Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Steve Sakwa

Merrill Lynch - Analyst

Gregg Korondi

Wachovia Securities - Analyst

Scott Sedlak

A.G. Edwards - Analyst

David Fick

Stifel Nicolaus - Analyst

Paul Adornato

Harris Nesbitt - Analyst

Ian Weissman

Merrill Lynch - Analyst

Lou Taylor

Deutsche Bank - Analyst

Greg Whyte

Morgan Stanley - Analyst

Paul Morgan

FBR - Analyst

John Kim

Banc of America Securities - Analyst

Jonathan Litt

Citigroup - Analyst

Chris Chapman (ph)

KeyBanc Capital Markets - Analyst

Jim Sullivan

Green Street Advisors - Analyst

Kevin Lampo

Edward Jones - Analyst

Gary Freeman

Gem Realty - Analyst

PRESENTATION

Operator

Welcome to the Duke Realty quarterly earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder, the conference call today is being recorded. At this time, I would like to introduce the Assistant Vice President for Investor Relations, Shona Bedwell. Please go ahead.

Shona Bedwell  - Duke Realty Corporation - Asst. VP, IR

Thank you. Good afternoon, everyone, and welcome to our quarterly earnings conference call. Joining me today is Denny Oklak, Chairman and Chief Executive Officer; Matt Cohoat, Executive Vice President and Chief Financial Officer; Bob Chapman, Senior Executive Vice President of Real Estate Operations; and Randy Henry, Assistant Vice President of Investor Relations.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of those risk factors include our continued qualification as a REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rate, accessibility of the debt and equity capital markets, and also other risks inherent in the real estate business. And for more information about those risk factors we would refer you to an 8-K that we have on file with the SEC dated July 24, 2003. And now, for our prepared statement, I will turn it over to Denny Oklak.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Thank you, Shona. You did a great job on that for your first try, by the way.

Shona Bedwell  - Duke Realty Corporation - Asst. VP, IR

Thank you.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Good afternoon, everyone. We’re extremely pleased with our results for the fourth quarter and really all of 2005. Let me first discuss the quarter. We had the highest quarterly leasing activity in the history of the Company in the fourth quarter. We signed nearly 9.7 million square feet of leases. This was by far the most leasing activity we’ve had since the first quarter of 2000. We net absorbed nearly 4.5 million square feet in the existing portfolio.

Naturally, this activity led to significant occupancy improvement. Occupancy in the in-service portfolio increased by 154 basis points to 92.5%, the highest since the end of the first quarter of 2001. Bulk industrial continues to lead the way with the stabilized in-service 60.4 million square feet, now at 95.9% leased, a 169 basis point improvement since September. We also made good improvement on the office side, increasing to 89.5%, a 92 basis point increase.

The recovery is also widespread geographically, with nine of our markets being over 95% leased on the bulk side, and four of those at greater than 98.5%. Cincinnati really made great progress with their 8 million square feet at 98.6% leased, up from 93.3%, at the end of last year. All of our markets are really performing at full speed on the bulk side. The office side is also making great progress. Eight of our markets are over 90% leased, with Raleigh leading the way at 96% leased. The only market struggling on the office side is Cleveland, which, as you know, we are exiting over the next year or two.

With leasing comes capital expenditures. Our fourth quarter leasing pushed our fad payout ratio to 123% for the quarter. For the year, the fad payout ratio was 116%, firmly in the middle of our guidance of 110 to 120%. With the in-service occupancy at 92.5%, we are well positioned to improve our fad payout ratio and we reaffirm our 2006 guidance of 95 a to 105%. One other point on the fourth quarter leasing activity. The information we provided in our fourth quarter supplemental package indicated a 9% roll down in net effective rents on office renewals. A primary reason for this roll down was an early renewal and extension of Anheuser-Busch in over 200,000 square feet in two buildings in St. Louis. We renewed them two years early and extended their lease by five years with low tenant improvement costs. In order to do this, we were willing to roll down their rent. And we also did a short-term renewal with Nationwide in Columbus on 54,000 square feet with no tenant improvements. Without these three deal, we would have been at a positive 2.6% growth on the other 55 leased transactions. I would however point out that there is still rental rate pressure on the office side in most of our markets.

On the new development side, we also had a record year. We had 704 million of development starts during the year. The 704 million consists of 402 million we will hold for rental, with an average unleveraged yield of 9.46%, and 302 million of projects we will sell upon completion with an average unleveraged yield of 8.98%. Of the projects we will hold, approximately 55% are bulk industrial and 45% office, including our Lenovo project in Raleigh which we discussed at our investor conference. Also, 190 million of starts are from the National Development and Medical Group in their first year of operation.

You’re familiar with the Lenovo and T-Mobile deals which we discussed at our investor conference in December but we also signed other significant deals during the quarter. We signed a 646,000 square foot bulk industrial build to suit for Innotrac in northern Kentucky. And as you will recall, we acquired a large tract of industrial land on north I-85 in Atlanta, in September, and with it, acquired a newly developed but vacant 505,000 square foot building on the site. In December, we signed a deal with Progressive Lighting to take the vacant 505,000 square feet, and an additional 292,000 square feet and a 500,000 square foot expansion we will add to the building. All of these on a 15-year lease term. We could not be more pleased with our development activity. Our value creation pipeline is now at an all time high of 786 million. And we could not be more pleased with our year in 2005.

Looking back a year ago, it is hard for us to imagine all we’ve accomplished in 2005. In addition, to record fourth quarter leasing and annual development, we completed the sale of the $1 billion Flex portfolio in September which led to our $1.05 special dividend in December. We believe that our 105 million square foot portfolio is one of the best in the industry. We also refined our strategic plan to focus on new development opportunities and began our plans to expand our platform geographically. We understand that our moves must ultimately translate into increased earnings and we are confident that we are on that track.

Now, on to some new business. We’re off to a great start for 2006. We closed on the bulk industrial portfolio at the port of Savannah this month. As we noted in December and in our press release, this is a 5.1 million square foot portfolio, with an average age of 3.5 years that is 100% leased. Our initial unleveraged yield on these properties is 8.7%. We will also have a discounted right of first refusal to acquire future development on an adjacent 400-acres of land which are owned by the seller. We’re excited about other potential opportunities at the port and activity is good.

Yesterday, we closed on the acquisition of the General Motors facility at the port of Baltimore. The site consists of 183-acres where we can complete nearly 3 million square feet of industrial development. Over the next 14 to 18 months, we will demolish the existing facilities and perform some environmental cleanup. We will then begin development of bulk industrial product in the second half of 2007. At this time, we believe our unleveraged yield on these properties will be in the 10% range. These transactions are part of our strategy of bulk industrial acquisitions and development at major ports across the country.

Continuing our expansion into the mid Atlantic region, this week, we signed a contract to acquire the Mark Winkler Company and their commercial assets in the northern Virginia area. We are thrilled about this opportunity. Let me review the details of the transaction. The existing portfolio consists of 2.9 million square feet. The properties include 2.1 million square feet of office located in the Alexandria and Chantilly submarkets and 800,000 square feet of industrial properties locates at TransDulles center adjacent to the Washington Dulles airport. The portfolio is currently over 95% leased.

In addition to the existing properties, we will acquire about 160-acres of undeveloped land located adjacent to the existing properties. This land can support about 3.7 million square feet of new development which is primarily office. In addition, we are acquiring a commercial segment of the Mark Winkler Operating Company. This means that the Winkler Associates will join Duke Realty and continue to operate the existing properties and will continue their successful development record on the undeveloped land. It is our intention to joint venture the existing properties however, we will proceed to closing with or without a partner. We anticipate closing the transaction before the end of the first quarter.

We look forward to gaining a major presence in the mid Atlantic region starting with these two outstanding transactions. We also recently announced our leadership appointments for our expansion into Phoenix and Houston. Kevin Rowbus is transferring from our Cincinnati office to Phoenix to become a Regional Executive Vice President. Kevin has been with us for over 20 years, serving in various positions including Senior Vice President of Construction, and Senior Vice President of our Cincinnati Operations. We also hired David Hudson as Vice President of Develop and Leasing for Houston, Texas. David joins us from Trammell Crow Company where he has 13 years in the real estate industry primarily on the industrial side. David will be working closely with Jeff Turner and our Dallas team as we establish our presence in Houston. We will keep you posted on developments in these markets throughout the year.

One other personnel item to note, Bob Kessler resigned from his position as Regional Executive Vice President for the southeast. Bob is leaving Duke after nearly 20 successful years for personal reasons. We will miss Bob but we have a solid team of talented individuals and we will be backfilling his role shortly. One other update, as of today, we have repurchased a total of 300 million of our common shares representing over 9 million shares. We, along with many of you, are pleased with the improvement in our stock price over the last month or so. This improvement may cause us to fall short of our $500 million repurchase target. Our repurchase program will remain active and we will implement it when we believe the share price warrants.

We remain comfortable with the guidance we provided last quarter of FFO per share of $2.32 to $2.45 for 2006. Yesterday, we provided guidance of $0.49 to $0.51 for the first quarter of 2006. As you recall, at our investor conference in December, we included information in our appendix, citing that our expectations that our first quarter 2006 FFO per share would be over 10% less than the first quarter of 2005. The midpoint of yesterday’s guidance represents a 12.3% decrease from 2005.

The first quarter is traditionally our lowest quarter of the year because of seasonal operating expenses and construction activity. This effect is magnified this year as we redeploy the proceeds from our Flex sale into new developments and acquisitions. Our first quarter guidance also includes a $0.02 per share charge for a preferred stop stock redemption which will occur on February 1. One other point on 2006. FFO from our held for sale gains is heavily weighted towards the end of the year. And they were spread more evenly in 2005. So with that, I will turn it back over to Shona and we will open it up for questions.

Shona Bedwell  - Duke Realty Corporation - Asst. VP, IR

Thank you, Denny. At this time we are ready to take your questions. So I will ask our operator to explain the Q&A process.

QUESTION AND ANSWER

Operator

Certainly. [OPERATOR INSTRUCTIONS] And first we will go to the line of Steve Sakwa with Merrill Lynch. Please go ahead.

Steve Sakwa  - Merrill Lynch - Analyst

Good afternoon. Denny, could you talk a little bit more about the Winkler portfolio. I may have missed it. But the yield expectation on that, and maybe talk a little bit about the land that you have, given that that portfolio is pretty full, what are your development expectations over the next couple of years?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Sure, Steve. Let me make a couple of comments on this. First of all, as you know, a few weeks ago, we filed a very nebulous 8-K, referring to the fact that we were talking to someone, I just want to clarify why we did that, and what we have been thinking here. We had a preferred offering that we were conducting and we were getting ready to price, and from a disclosure standpoint, and a legal standpoint, we decided that we needed to at least disclose that we were in discussions on that transaction but didn’t have anything signed at the time.

This morning, we announced that we have — we now have a signed contract, which we did sign this week. And again, traditionally, we have not discussed transactions, acquisition transactions until we close them. But because of the size of this transaction, we will be filing an 8-K disclosing that we’ve signed the contract, here in the next few days, so we did not want to leave it out of this call, and we wanted to announce it. But I just want to keep in mind that we have not closed the transaction yet. We are under contract. We’ve got a lot of the closing items that we have to complete over the next 30 to 60 days, and we anticipate as I noted closing this before the end of the first quarter. So we did not include a lot of that detail in the press release, and we will save those details on price, allocation, and yield until we actually close the transaction, and as soon as we close it, we will get out another press release and provide all that information. So I will talk about certain things today but I’m not going to get into the specifics of yield and allocation of the cost today.

Just again coming back, as I said, we’re very excited about the transaction. We’ve got some really great land positions that we believe are going to just offer us some great development opportunities, as we go forward. The two — two of the primary land positions are at the Mark Center, which is located in Alexandria, and over in the Westfields, which is adjacent to the NRO, the National Reconnaissance Office over in Chantilly, and there is — the Winkler folks today, are working on some deals on those land — on those land parcels already, and we would anticipate that we will look at doing, as we close this transaction, we will look at where we might want to start some new development this year on a partially pre-leased or a speculative basis, because that market, as you all know, on the office side, in particular, is very solid.

Steve Sakwa  - Merrill Lynch - Analyst

I guess given where sort of we’ve been hearing rents are for those kinds of properties, it would seem that development yields may be kind of in the sort of 8% range. Does that sound reasonable to you? Or do you believe that maybe rents are higher than that? Or costs are lower than what that maybe applied?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Based on the numbers we’re looking at, I think we believe that the yields today are in the 8% range, slightly higher. But we also do see, and unlike many of the markets that we’re in, we are seeing continued rent growth up there in this market.

Steve Sakwa  - Merrill Lynch - Analyst

So I guess I’m just trying to — so is an 8% return a level that you would find acceptable today? Or it is one where you’re evaluating, it and you hope rent growth kind of gets you to something higher than that? I’m trying to figure out, have you lowered your threshold at all?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, until we specifically look at a deal and decide that, I’m not sure I can answer that. But I would say that I think on this that we would expect out there that on our development, on these parcels, because obviously this was a fully marketed transaction, we will be probably in the 8 — there will be an 8 in front of the return. We don’t think we will be higher than that as we start the development out there.

Steve Sakwa  - Merrill Lynch - Analyst

And then one last question. You may not be able to answer this or won’t answer it, but this transaction, is this an all cash purchase or are they taking any stock in the Company?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

They are not taking any stock in the Company. And there’s a small amount of loan assumptions. But it is pretty much cash.

Steve Sakwa  - Merrill Lynch - Analyst

Okay. Thanks.

Operator

Our next question comes from the line of Chris Haley with Wachovia Securities. Please go ahead.

Gregg Korondi  - Wachovia Securities - Analyst

Hi, guys. It is Gregg Korondi. Just kind of following-up on that development yields question. When you are looking at these new market, Savannah, D.C., and Baltimore, you can kind of walk us through what the yield expectations are for those three different areas as well as Phoenix and Houston and how you see the buildout progressing versus held for sale and held for rental properties?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Sure, Gregg. First of all, we announced at our — and I pointed out earlier, that our initial in place yield in Savannah is at about 8.7%. That portfolio is 100% leased. And it doesn’t begin to roll for like four or five years. So that is going to be a very stable portfolio for us. And those yields will remain in that area or increase slightly as some rents go up.

Gregg Korondi  - Wachovia Securities - Analyst

But you would expect development yields to be in that area, on the option land?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes. Yes, we would expect that — the development yields — again, the way that transaction works is the seller has 400 additional acres. If he develops additional property, and decides that he wants to sell them, we have a right of first refusal to acquire them at a price discounted to market. And I think that is likely to happen, but we don’t have any assurances that that will happen. But if it does, I would say that our yields on that property will be in the 8, 8.75, to 9.25 range is what I would anticipate.

Then moving on, let me go next to Baltimore. Again, we’re not going to be able to start development there for somewhere — I will say 18 months, just so we don’t get anybody thinking we’re going to start it much earlier than that. And — because we have an existing GM plant and some other properties on that that need to be demolished, they are going to be demolished. There is some environmental cleanup that will need to be — need to take place. And we estimate now that’s about 18 months. And then we will start the development next year, second half of next year, and based on where rents are today, we believe that our yields will be in the 10% range on the nearly 3 million square feet of property that we’re going to develop there.

Gregg Korondi  - Wachovia Securities - Analyst

And is that assumed to be held for sale or held for rental?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

That would probably go in our held for rental. Then looking at the Winkler transaction, we’ve pointed out that we are looking for a partner, if you will. We’ve had discussions. It is our intent that we would have a partner on the existing properties. We — I would also say that it is probably not likely that we will have a partner at the day of closing, with where we are today, but we will know more about that in the next 30 days. And again, fitting that in with our strategy of building our fund business, on the office side.

On the new development, obviously we’re very excited about being able to do the new development. I think in general, you know when you look at our history that the things that we hold on to have generally been in the 9.5 to 10%, historically even much higher than that range that we want those kind of unleveraged yields to hold them on our balance sheet. So if we’re looking at 8% development yields, I think those will likely go into our held for sale portfolio, but also if we have a joint venture partner in the northern Virginia area, we would also likely put those in with the partner, or in with the fund.

Then in switching to Houston and Phoenix, we are now in the process of — we’ve got people on the ground in those markets now. We’re out looking at — initially the focus is on buying some bulk industrial land sites to do some bulk industrial development. And there is really nothing specific to report in either one of those markets, as far as transaction goes, the specifics are we now have people on the ground there and they’re looking at things. But I would anticipate that sometime near the middle of the year in both those markets we will be able to tell that you that we are close to closing on some land, and it is our goal to start some bulk industrial development in both of those markets before the end of 2006.

Gregg Korondi  - Wachovia Securities - Analyst

Just real quickly, I couldn’t find any supplemental. Do you guys have a fourth quarter same store NOI comparison? I saw the full year number but was there a fourth quarter breakout anywhere?

Matt Cohoat  - Duke Realty Corporation - CFO

No, Gregg, this is Matt Cohoat. We had had that in previous supplementals but quite frankly, it was just so misleading every time we ever put a quarterly analysis in, because one quarter of a year compared to the same quarter of the previous year, within a quarter, operating expense fluctuations, expense recovery billings, accruals for real estate taxes, a wide variety of things just makes a single quarter’s activity incomparable to the prior years. So instead what we’ve done to show the trends is we’ve shown a full 12 months ended December 31, and we will be showing a rolling 12 months going forward, plus we show the rolling 12 months that ended September 30, and you can see what the trend then is in our same store growth compared to those two more comparable periods. And we won’t be reporting quarterly any more because it is just not accurate. The other thing we did to make it more comparable or closer to a true same store was take the lease buyouts out of our numbers, and we have supplementally added what the numbers would be with lease buyouts, but our primary disclosure is without lease buyouts.

Gregg Korondi  - Wachovia Securities - Analyst

Briefly, can you guys touch on, in your guidance that you gave in December, you had acquisition activity at 150 million to 300 million. Obviously you’re above that. You mentioned that the share purchases, you’re probably not going to do the full 500. Can you just kind of go through what the tradeoffs were to keep the range the same with the top point acquisition number being so much higher?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, what we really did was accelerate our acquisitions. Our guidance, as you said, was 150 to 300 million. We’ve done close to 200 million with the Savannah transaction. When you look at the type of guidance, the information that was included in our guidance, we had already assumed that we were going to do some acquisitions through a joint venture or fund where we owned a smaller percentage, and then were able to generate some fee income off that, so what the Winkler transaction does for us is sort of accelerate that ability and covers the assumptions we were making in the guidance that we’ve already put out.

Gregg Korondi  - Wachovia Securities - Analyst

That assumes that roughly a 20% interest in the JV then?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes.

Gregg Korondi  - Wachovia Securities - Analyst

And even then you’re at the top end of your guidance within the first quarter. You would think there would be some accretion for the rest of the year just from completing those acquisitions that early. Or was that always assumed that they would be done by the first quarter?

Matt Cohoat  - Duke Realty Corporation - CFO

Just to clarify a little bit, the 150 to 300, the — only the Savannah acquisition would apply towards that, and so we’re — the fund acquisitions are — the capital to be put forth toward our investment in funds is outside that 150 to 300. So we’re really not at the top end yet. We’re past the bottom end. And so it is a little bit faster but we’re still comfortable with 150 to 300 and 100% asset acquisitions and likewise, with the Winkler transaction, within a fund, we have accelerated but still within our same guidance. So there really isn’t any change in our acquisition guidance.

Gregg Korondi  - Wachovia Securities - Analyst

All right. Thank you.

Operator

And our next question comes from the line of Scott Sedlak from A.G. Edwards. Please go ahead.

Scott Sedlak  - A.G. Edwards - Analyst

Matt, how much are you guys expecting then in terms of the fund acquisitions?

Matt Cohoat  - Duke Realty Corporation - CFO

We are hoping that we would — we didn’t give a specific range of total assets within that. But it would be in the — about 800 million to 900 or $1 billion in total assets added in funds by the end of the year.

Scott Sedlak  - A.G. Edwards - Analyst

Okay. In terms of the GM site, can you guys talk about the cleanup issues involved there? And at what cost that is going to come?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, again, what we will do is — there’s a contractor that’s already been hired to do the demolition. And they will be starting shortly. That plant has already been vacated. So they will be starting shortly on the demolition. And because of the scrap steel included in the plant, there really is no cost to the demolition — for the demolition. The contractor will take the scrap steel from the building and sell it and that’s how he is getting paid.

Then we’ve been working very closely with consultants, and the EPA, to determine what we need — the final plans for the environmental cleanup that needs to be done. But it is basically going to consist of capping the site, and not a lot of removal, but capping the site, and then we will build on top of that. We will receive, if you will, a clean bill of health from the state of Maryland when we get it completed. And those costs are factored in to the acquisition price which we didn’t disclose, but if you go back to my comment earlier that we think we’ll be in the 10% yield range on that, that considers all of our land cost, including the environmental cleanup as well as our anticipated construction costs.

Scott Sedlak  - A.G. Edwards - Analyst

Okay. Denny, just to kind of follow-up, I mean the terms of — you kind of highlighted some of the newer markets in terms of yields and everything. Can you talk about what your expectations are over the coming months for some of your other markets, maybe what you’re seeing in terms of cap rates.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

It terms of cap rates on whether we will acquire some things in those markets?

Scott Sedlak  - A.G. Edwards - Analyst

Yes on acquisitions.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, we’re still seeing cap rates at extraordinarily low numbers. And that’s again why I think when Matt pointed out that we just got 150 to $300 million of acquisitions budgeted on a wholly owned basis, we still don’t think we are going to have a lot of opportunities. And we are fortunate — and when we gave that guidance, we included in that, we knew about the Savannah transaction, so we’re not thinking that we are going to do a lot of more wholly owned acquisitions during the year because of the cap rate environment. As Matt said, we’ve gotten some numbers in our — some amounts in our numbers and our guidance that include some acquisitions through joint ventures or funds where we will own about 20% of the project. The Winkler transaction will likely fall into that, and also we are going to look for other opportunities in our existing markets, as well as in some of these new markets that we’re moving into, to do some acquisitions through the fund business. Because quite honestly, we don’t see many opportunities to do acquisitions at the kind of returns that we want to hold on our balance sheet right now. And that again comes back to our strategy of really focusing on the new development.

Scott Sedlak  - A.G. Edwards - Analyst

Okay. Thank you.

Operator

And next, we would like to go to the line of David Fick with Stifel Nicolaus. Please go ahead.

David Fick  - Stifel Nicolaus - Analyst

Stifel Nicolaus, good afternoon. Do you have an idea of what the split is going to be, industrial office at the GM plant?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

It is going to be, David, primarily industrial. A couple of the guys that have been involved in the transaction are trying to talk me into some office but I haven’t given in yet. I think it is going to be pretty much a bulk industrial site.

David Fick  - Stifel Nicolaus - Analyst

There is office going on in that direction right now but there is a tremendous amount of truck traffic there. Are you planning to name this Duke Park or something like that?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, I’m sure—. Pardon me, David, I’m sorry.

David Fick  - Stifel Nicolaus - Analyst

Are you going to keep the big water tower there and put your logo on top.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

How do you get all this information, that’s what I want to know.

David Fick  - Stifel Nicolaus - Analyst

I think that we’re sitting here looking at the water tower.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

No. I have heard that we are planning on putting the green leaves on the water tower probably relatively soon so you will be able to look at the green leaves every day, David. That’s great.

David Fick  - Stifel Nicolaus - Analyst

How about TIF and any negotiations you might have for — I assume you need road improvements, and various access upgrades.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

There is really not a lot of off-site infrastructure that needs to be done for that site. As you know, as you’re looking at, you can pretty much get to it. In our numbers that we have now, we have not assumed any TIF dollars. We will discuss that with the local authorities and obviously the state, and I think they are very, very excited about this project and the redevelopment opportunities there, the GM plant actually, next Friday, there is going to be a press conference on — with some of the governmental officials sort of officially announcing this and we will have representatives there. And so we’ve had — we don’t have anything as far as even negotiations going but the comments from the authorities have been favorable that they would like to have some discussions with us on that.

David Fick  - Stifel Nicolaus - Analyst

One of the local discussions in some of the papers here is the state would like to have some office space there but you don’t see that happening at this point?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Not at this point.

David Fick  - Stifel Nicolaus - Analyst

They’re not obligated. Okay. On the Winkler deal, since you didn’t change guidance, it is fair to say that you’re not really expecting that to be accretive? I know you don’t want to talk about yields but even with the JV structures, you’re not willing to move numbers here at this point?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, that’s sort of two questions. One is, yes we do expect it to be accretive. Either way. But our assumption right now is that we will find a partner for that, and it is really about $0.04 or $0.05 accretive to us in 2006. If you look at that transaction, assuming we close here before the end of the first quarter. But we did have that included in our guidance, because we were pretty comfortable that there was enough opportunities out there this year and enough people that are interested in talking to us about being our partner that we would complete some transactions during 2006 that would lead to that accretion. So it was in our original numbers. This just accelerates it slightly because we had it spread more throughout the year, and obviously it is just a good transaction for us.

David Fick  - Stifel Nicolaus - Analyst

All right. I am still confused about the first quarter guidance. I’ve heard what you said about the $0.02 on the redemption charge, but you started a $0.61 number 4Q. Is some of that a jump in G&A assumption? There is still sort of $0.05 to $0.06 I can’t get to in the reduction to the $0.51 number.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Okay. Well let me point out a couple of things, I think, that I think will help. If we were at $0.57 last year in the first quarter.

David Fick  - Stifel Nicolaus - Analyst

Right.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

And then if you look at that. There is $0.04 less from the Flex sale. There is a $0.04 effect on the first quarter, between the first quarter of this year and the first quarter last year. We also had about $0.02 of gain on a sale, a final payment on gain on the sale of our landscaping business in the first quarter last year. And then if you go back and look, we had some held for sale gains in the first quarter of last year of about $0.03, which we have none budgeted for the first quarter of this year. So if you add those all up, you started with last year’s $0.57, and you end up with $0.48 a share last year without those things, and now, we’re saying this year, we’re at $0.49 to a $0.51, and that’s also net of a $0.02 charge on the preferred redemption.

David Fick  - Stifel Nicolaus - Analyst

You’ve had some sequential growth since last year. I’m having a harder time reconciling 4Q with 1Q. I will tell you what. I will call Matt off line.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Let me just make one comment. Fourth quarter to first quarter is really essentially all the effect of the Flex sale. Because we sold that $1 billion portfolio. But there was also some held for sale gains in the fourth quarter. We had higher — we had a very good fourth quarter on selling some land, as everybody saw, we had some nice gains in there. And we don’t have that as much considered in the first quarter.

Matt Cohoat  - Duke Realty Corporation - CFO

And then there is higher lease buyouts in the — termination fees in the fourth quarter than there is in the first quarter, and then the other two factors which are always there is that the first quarter has a disproportionately high amount of operating expenses for basically utilities and snow removal than any other quarter of the year. And the amount of construction activity and typically the amount of leasing volume is less, which means there is not as much overhead absorbed and it is just a trend that we’re working really hard to try to help everyone understand, our first quarter is always, always going to be our lowest quarter, and if you go back historically, it is — it can be as much as $0.06 to $0.10 less than the fourth quarter of the year, which is typically our best quarter.

David Fick  - Stifel Nicolaus - Analyst

All right I get that. What is a good run rate first for first quarter, and then beyond that, for G&A then in your view?

Matt Cohoat  - Duke Realty Corporation - CFO

We’re still very comfortable with the 26 million to 32 million of guidance. It would be—.

David Fick  - Stifel Nicolaus - Analyst

Okay. That’s fine. Thanks a lot. I appreciate it.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Thanks, David.

Operator

And next, we would like to go to the line of Paul Adornato with Harris Nesbitt. Please go ahead.

Paul Adornato  - Harris Nesbitt - Analyst

Thanks. Good afternoon. Historically you guys haven’t done a whole lot of brownfield redevelopment. I was wondering if this is an area of expertise that you might want to exploit a little bit more going forward?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes, I think we’ve probably done a few different things over the years, but not to this extent, not to tear down a 70-year-old manufacturing facility. We haven’t done that. But we’ve got the expertise. As you know, with our inhouse construction folks, and our construction people, been very, very involved in this transaction, and we think it is an opportunity going forward. Obviously, this is a closed GM plant that fits very well into our strategy, with the port development, so we’re excited about that, but we have a great relationship with GM, and we’ve built a lot of distribution facilities for them over the years, mostly on a third party basis, so we know their folks very well, and we worked very closely with them on this transaction.

And as you know, and it is in the news and in the papers here, there is a lot of U.S. automobile manufacturing plants that are being closed and are going to be closed over the next few years. And some of them are in our existing cities, in cities we potentially would want to be in, and they’re also in very good locations, a lot of them. They’ve been around a long time. And the world has grown up around them. So I think unquestionably, we will be taking a look at those opportunities as they come up, and hopefully with our experience and our track record on being able to close this one, we will be able to put us in the driver’s seat on a couple of those.

Paul Adornato  - Harris Nesbitt - Analyst

Okay. And you mentioned this last quarter was the most active leasing quarter in Duke’s history, including on the office side, though you also mentioned that there was still a lot of pressure, downward pressure on rents. And so I was wondering what changed, either on your part, or on the part of tenants that got the deals signed this quarter, as opposed to in the past.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, Paul, I think it is just really the level of activity that is going on out there. I think we just saw pretty much — and I said last quarter, as you recall, for the 12 months ended September 30, we had four of our markets on the office side that increased by 8% or more occupancy for the 12 months ended September 30. And that’s a major, major move. And we also saw, I guess, just continued activity in the fourth quarter on the office side, and again, as I pointed out, there is only two of our markets now, or three of our markets that are under 90%. The ones that are struggling in particular is Cleveland and again we mentioned at our investor conversation, that we will be exiting that market over the next year or two, and then Chicago is showing some signs of life, but that’s where we’re also, our occupancy is lower, but that goes back to the purchase of the Riverway O’Hare assets in June last year that we bought at a lower percentage rate. And they were only 82% or so occupied when we acquired them, or maybe a little less than that. They’ve improved somewhat. That market is coming back, but it is still relatively slow up there.

All the other markets we feel pretty good about, but you really don’t start getting the upward pressure on rents or upward benefit on the rents, if you will, until you get into that 92, 93, 94% lease range, and we’re getting close, in some of those marks. But as I said in the opening comments, I still think there is going to be some downward pressure on office rents during 2006.

Paul Adornato  - Harris Nesbitt - Analyst

Okay. Great. Thank you.

Operator

And next, we will go to the line of Ian Weissman with Merrill Lynch. Please go ahead.

Ian Weissman  - Merrill Lynch - Analyst

Yes, good afternoon. Just a quick question, a follow-up on the Winkler transaction. Can you talk a little bit more about the integration process? I’m assuming you’re absorbing some of the Winkler headcount and what do you — I think you said that G&A is going to be the same. Can you just talk me through that?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Sure. We will be hiring hopefully a significant number of the Winkler associates that were there. Just again, a little bit more background on Winkler, they are obviously a private company in the DC, northern Virginia area, and they own not only the commercial, if you will, the office and industrial portfolio, they also own some residential properties in the area that are also being sold and — not to us, to another buyer. So we will be taking on the folks from the Company that are involved in the office and industrial leasing and development area.

And when you look at that overhead, I guess the way we look at overhead, some of it — the way we take our overhead, and we show this in the supplemental package every quarter, it is allocated to different places. And some of it ends up in G&A. But some of it gets allocated to the properties, or the property managers, as a property operating expense. The development, some of that gets — that overhead gets allocated to the development process. Some of the leasing, the costs get allocated to leasing commissions, and deferred costs. So our belief is that with this transaction, those folks will be very productive, and won’t be overhead like me, so they won’t fall to the G&A. They will be involved in the process. And we don’t see our G&A increasing much at all, as a result of that transaction.

Ian Weissman  - Merrill Lynch - Analyst

With — given the size of the transaction, and the push into a new market for you guys, I mean will you be putting your own people on the ground?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, we haven’t finalized all those plans yet. We will — again, we just signed a contract. And nobody was willing to start talking about transition until we had a signed contract. So we just signed it this week. We’ve got some plans now to go visit the folks again next week and begin some transition discussions. But my comment would be that I believe that we will — that for the most part, we will be using the existing folks at Winkler to do our business in Washington, D.C — in the Washington, D.C. area. There could always be opportunities for us to put one or two existing Duke people in a spot out there to help them with that transition. And where they might need some help themselves.

But in general, we’re going to use their existing folks. And I think we will — we’ve done this a lot of times, now. And we acquired companies when we went into Cleveland, when we initially went into Cleveland, where we went into Minneapolis, when we went into St. Louis, we acquired the Weeks Corporation. And there is still a lot of those people that are still with our company. I know people think of the Weeks transaction and that we didn’t have — we don’t have a lot of those people left, but the people that you guys were familiar with are probably not around any more, but a lot of people from those transactions are on the ground in our cities and operating our business on a day to day basis and we anticipate that to be the same with the Winkler transaction out in the D.C. area.

Ian Weissman  - Merrill Lynch - Analyst

Okay.

Matt Cohoat  - Duke Realty Corporation - CFO

One thing I would just add on that is just to reiterate really what Denny said and expand. The Winkler Group is a premiere operator in D.C. They’ve obviously done a great job, over 95% leased properties, have developed, got all great positions around the city. They’re a group of people with the highest integrity. And the hard working, and so we’ve — the whole acquisition, it may be, probably the best part of all is the great team that we’re going to be able to be partnered with. So we’re just really excited about it.

Ian Weissman  - Merrill Lynch - Analyst

Okay. Thank you very much.

Operator

And next we will go to Lou Taylor with Deutsche Bank. Please go ahead.

Lou Taylor  - Deutsche Bank - Analyst

Thanks. Denny, can you just give a little bit of the rationale for the JV on the Winkler deal? Is it just the nature of the income? Is it the size of the deal? Is it just to get a fees cream? What is the logic behind it?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, there is really two pieces of logic, Lou. The first one is, as you — as everybody can surmise, these were highly valued assets and pretty highly priced. And so as you know, we don’t like holding on our balance sheet the lower yielding assets. And even though we think there is going to be good growth and these assets are going to be great, with our lower leverage percentage, it is hard to get your return on your equity at these yields. So that’s number one. But we like the assets well enough, if that’s where we end up, we will be fine with that.

Number two, is, again, as we talked in December, some of our strategy going forward is to hold more of the bulk industrial assets on our balance sheet, because they tend to be a little more stable. You got a lot less capital expenditures going into them. And we really want to move more towards a little bit more of a fun business, and joint venture business, on the office side. And that’s our intention, to do over the next several years, and we still like the office product, particularly on the development side. We make a lot of money developing office buildings, and we will continue to do that, but we want to shift some of that long term office risk, if you will, to the partner side, and then we will get a little higher return on our equity.

Lou Taylor  - Deutsche Bank - Analyst

Okay. Second question, can you — maybe this is more recently to Q4, can you explain the jump in G&A for the quarter?

Matt Cohoat  - Duke Realty Corporation - CFO

Lou, this is Matt. It is primarily just timing of a variety of accruals relative to compensation that really matches up with the performance of our operations and our stock price. That’s the main reason for the jump. And it really — again, the 26 million to 32 million that we have is our guidance for next year. That’s going to get you 6.5 to 8 million a quarter, and this quarter is fairly representative, slightly higher just because of the timing of some of these accruals relative to comp plans.

Lou Taylor  - Deutsche Bank - Analyst

Okay. And last question, with regards to the drop in the third party square footage under management, was that related to Flex sale or is that something else?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

That was — as you probably recall, Lou, and many of you do, Keystone at the Crossing here in Indianapolis, where our offices used to be, that was a portfolio that we developed, and we managed for TIAA, for 20 years. And they decided to sell that portfolio in 2005. We actually were a bidder on that portfolio with a partner but we were not the successful bidder. There was another private company that came in and bought those assets, and so they have hired someone else to do the property management and leasing for that portfolio. So that’s what came out of our managed portfolio.

Lou Taylor  - Deutsche Bank - Analyst

Okay. And then lastly, can you just give an update on the Cleveland sale in terms of where are you in the process?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Sure. Our strategy there is twofold. Number one, as you know, there was a fair number of assets in Cleveland, included in the Flex sale that we closed in September. So when you look at the remaining industrial assets in Cleveland, we had about 12 buildings with 14 tenants. And then some additional land for development that is in some good parts, so our plan is to — and we’re working on right now is to market those assets, fully market those, and we’re working on with getting a broker and putting a package together, and we should have that package out sometime in the first quarter. And in total, that is probably around 100 million, maybe a little bit less of assets on the industrial side. So those will likely be sold in the first six months of this year.

On the office side, we’ve got some issues on the occupancy side, and we believe in order to maximize the price and the value to the Company long-term, we’ve got a little bit more work to do on the occupancy side, and so we will hold those for probably a while longer, and we’ve got a plan in place, we’ve got people in place to continue to lease and manage those properties going forward. And then we will determine the optimum time to sell those. And you never know for sure what is going to happen, but I would say that I think it is probably not likely that we would sell the office assets in Cleveland in 2006. But stranger things again have happened, and we have actually been approached by a few people that want to talk about them, and we’ve said, well as soon as we get the industrial package moving, we will talk to you.

The other thing I’d point out that I’m very, very pleased with is we’re going to keep a lot of those people. We had a great team and have a great team in Cleveland. The problem wasn’t the team we had there. The problem was the market. And we just didn’t see the growth over the next few years in particular in the market, and so we have offered many of those folks opportunities to transfer to our existing markets or to some of our new markets, and I think we are going to keep a number of those folks, particularly on the construction side, some on the property management side, and so we’re pretty excited about that.

Lou Taylor  - Deutsche Bank - Analyst

Great. Thank you.

Operator

Next we will go to Greg Whyte with Morgan Stanley. Please go ahead.

Greg Whyte  - Morgan Stanley - Analyst

Hi, good afternoon, guys. Just a couple of follow-up questions. Matt, I know you said you’re not going to give quarterly same store numbers. But when I look at your sort of annual numbers and then we consider what was happening in terms of sort of negative same store in the prior three, that would suggest the fourth quarter is a pretty strong same store quarter. Can you comment on that at all?

Matt Cohoat  - Duke Realty Corporation - CFO

Yes, yes, yes. Yes, it was a pretty strong quarter. But I would — keep in mind that we changed, and we have taken out the effective lease buyouts in our highlighted number that had the 0.25% growth, and in past quarters, we always had the lease buyout numbers in there, which was skewing it so last — two years ago, we had $15 million of lease buyouts, 2005, we had 7.5 million or so of lease buyouts, and so that was creating a pretty good-sized decrease overall in same store, with lease buyouts. Well, without lease buyouts, we are slightly positive. And as we have given in our guidance, we expect that trend to continue into 2006.

Greg Whyte  - Morgan Stanley - Analyst

Okay. And then Anson has been notable in sort of the absence of the discussions this afternoon. Is there a reason for that?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

No, Greg. As we said in December, in New York, we said that we are a little bit behind on that, and on just completing the infrastructure, but everything is actually going very well. We are now under construction. We’ve had a very nice January here in Indianapolis. It has been in the 50-degree weather a lot of times which doesn’t happen all that often around here. And so we’ve gotten started on the infrastructure development up there. We think it is likely here in the first — well, in the next few months I would say, we will be starting a small retail center up there. The infrastructure is going in. We’re still on target with what we said in December, that we will be opening up the lots, the residential lots for sale in the second half of this year, and we’re still right on track to be doing that. We’ve got a couple of outlot sales, retail outlot sales that we’re in discussions on that will happen. So no reason other than it is just moving according to plans, and we have plenty to talk about today.

Greg Whyte  - Morgan Stanley - Analyst

Okay. Thanks a lot, guys.

Operator

And next we have Paul Morgan with FBR. Please go ahead.

Paul Morgan  - FBR - Analyst

Good afternoon. Just on that same point, of things that haven’t been touched on I guess. Could you just give a quick update about the medical office, health care initiative, where you are in terms of you were looking at $160 million in starts, are you still — is that where you are for ‘06 still? And then maybe on the retail initiative, you talked about during your New York conference.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Sure. I would be happy to. We’re just really very, very thrilled with the medical office joint venture. As a matter of fact, we’re having a little dinner with all the folks from the Bremner and from Duke tonight and we’re pretty excited about that. We, as I said had, a great year, starting from scratch, we did — we initially thought the first year, what we might be able to do, about $50 million in new development and we ended up at 90 million. As Chris Seger mentioned at our New York conference, there is a great backlog of projects there. We do anticipate a significant increase in that activity of new starts on the medical side this year, and again, we’re comfortable with the guidance that we talked about at that point in time.

On the retail side, we talked about the joint ventures on the lifestyle centers, those two, the two that we discussed are moving forward. There are some things going on, on the one that we discussed up in Pennsylvania, that’s moving, and the one in Florida on the land we acquired down at Pembroke Pines, is right on schedule, we are — we knew that we would not be starting that until later this year, because there is some land issues that have to be — the land has to — the seller of the land has to do some work on that ground, and he is getting his approvals and anticipates having all his approvals in February and will start on his work and then will turn that over to us later in 2006 for us to start on the actual project. So everything is on track, and on schedule in those projects.

Paul Morgan  - FBR - Analyst

Would you just have a total dollar investment number for the retail projects that are in your current pipeline?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

I don’t exactly have that. But as you know, the guidance that we gave for starts, for 2006, on our development pipeline, we had a high end potential of up to 950 million, so those were included in that, in that pipeline.

Paul Morgan  - FBR - Analyst

Thank you.

Operator

Next, we would like to go with Ross Nussbaum with Banc of America Securities. Please go ahead.

John Kim  - Banc of America Securities - Analyst

Thank you. It is John Kim with Ross. Regarding the Winkler portfolio, can you comment on how competitive the bidding process was relative to your expectations? And did you win it solely based on price? Or were there perhaps other reasons?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, I think you would have to ask the seller some of that. I’m not sure I can give you a real answer. But I will say that as I mentioned in December, we got in a little bit late, because we didn’t know about the transaction. But when we found out, we put together a great team here internally to go out and be aggressive, and get a lot of work done in a very short period of time. And our sense was that there was a number of bidders on this portfolio, and we heard some, and I do believe that there was — there are a couple of things, I would say, again, it was a private seller, a family, that’s selling it, and it was their goal to optimize the price on the transaction. A lot of the associates were really, I think, are very excited about the opportunity to join up with Duke, going forward, and I think it is going to be just as Matt mentioned, it is going to be a great fit for us and for them, and we are going to have a lot of fun in that market, over the next few years, and do a lot of good business. And I think they were very excited about the opportunity to come with us, but I don’t think that affected who got the transaction in a significant way.

John Kim  - Banc of America Securities - Analyst

And you envision it with your joint venture partner that you will be a minority economic interest holder in the—?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

That’s what we would envision, yes.

John Kim  - Banc of America Securities - Analyst

And I may have missed this but in Baltimore how much of the potential development do you think will be intermodal sites either on a percentage or square foot basis?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, we don’t think any of the acreage itself is going to be intermodal. There is a couple of intermodal facilities that are adjacent to the site, and to the port, which should drive business to our site, but as far as actually having an intermodal portion of the site, we won’t have that.

John Kim  - Banc of America Securities - Analyst

And final question, I think it is for Matt, but you’ve had some declining NOI margins in ‘05, but in ‘06, you have rising occupancy, but also offset by rising operating expenses. Do you see an improvement in NOI margins or do you think it is still going to be stable or perhaps even decline?

Matt Cohoat  - Duke Realty Corporation - CFO

I think part of it is the mix of the property portfolio right now, and after the Flex sale, the mix is such that there is a greater amount of office which just has a proportionally higher level of office expenses, and so for every dollar of office — of expense you add, you collect it from the tenants, but it would theoretically deteriorate from a mathematical perspective, the margins, so until we — as we move forward, and we bring more industrial property on to the balance sheet, as Denny mentioned, that would really improve the margins, but it would probably stay about where they are now.

John Kim  - Banc of America Securities - Analyst

Are you more comfortable with the high end of your occupancy guidance range of 90 to 93%?

Matt Cohoat  - Duke Realty Corporation - CFO

We’re comfortable with the range.

John Kim  - Banc of America Securities - Analyst

Okay. Okay. Thank you.

Operator

And next we will go to Jonathan Litt with Citigroup.

Jonathan Litt  - Citigroup - Analyst

Hi, just a couple of quick questions. Along those lines, if you’re starting the year at 92.5%, are there any major move-outs that you’re aware of that would bring you back down to the middle of the range that you gave for ‘06 guidance?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Obviously, a portfolio of this size, John there is always some move-outs, I think if you look at our lease schedule for ‘06 it is actually a little bit on the low side. The larger, a couple of the larger ones, there’s a couple of tenants that are relocating here in Indianapolis on the industrial portfolio which is in our joint venture, the Dugan joint venture, we are doing one build to suit and the other tenant was moving into a competitor’s build to suit deal that we didn’t get because we didn’t have the right plan position, so we’re going to have a couple spaces open up but we feel very good about those properties here. And I would say the rest of it is pretty much business as usual on the expirations.

Jonathan Litt  - Citigroup - Analyst

Well, did you anticipate ending the year at 92.5% when you gave the 90 to 93% guidance?

Matt Cohoat  - Duke Realty Corporation - CFO

The guidance of 90 to 93, the answer would be yes, John. One thing that I think we just want to kind of make clear on our — in the guidance we are really trying to show the average occupancies that we will have throughout the course of the year, that’s in occupancy and driving revenue. Our 92.4 is from an inventory standpoint. And some of that leased occupancy will actually come online as we move forward in the coming months, and start generating the income. So specific to your question, we’re pretty much right on track with where we had expected to be as of the end of ‘05, as it relates to our guidance of 90 to 93 on our average occupancy with commencement in paying rent.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes, we’re a little bit ahead, John, we’re 10 or 20 basis points ahead, I think.

Jonathan Litt  - Citigroup - Analyst

Denny, what do you expect to spend on construction costs at the GM plant, excluding land and cleanup.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

On construction costs, for developing the properties?

Jonathan Litt  - Citigroup - Analyst

Yes.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Hold on just a second. I have that number. I just don’t have it in front of me. I think we think our total investment there, as we build it out, will be in the 140 to $160 million range as we develop that out.

Jonathan Litt  - Citigroup - Analyst

How about on a per foot basis?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

It depends, if you’re looking at some of the type three properties, we think we will be in the low 40s type to probably high 40s.

Jonathan Litt  - Citigroup - Analyst

Okay. And then just to come back to the Winkler real quick, can you address the U.S. Airways exposure in the portfolio and just kind of touch on what you expect the going in yield to be?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, I think there is some confusion going on out there. There isn’t much U.S. Airways exposure. There is one, 20,000 square foot lease out of 3 million square feet. I think what somebody is probably trying to get at, is there is one building, and I don’t remember the square footage now, but of the United Airlines leases one building, and I think that is probably what somebody is trying to get at. I don’t know where this is coming from for sure right now. But there is one building that is 120,000 square feet that is fully leased by United Airlines, and they were — they obviously are in bankruptcy, and coming out, and they did not reject the lease in bankruptcy, but that lease expires in 2007. And we have factored in to our underwriting the fact that we do not anticipate them to stay in that space after 2007.

We really don’t know what they’re going to do but in our underwriting we assumed they would not stay, and we adjusted the rental rate to what we believe is a market rental rate for that property when they leave. And that was all in our assumptions. And then John, as we mentioned earlier, when we close, as soon as we close, we will provide you all with the financial details of the transaction.

Jonathan Litt  - Citigroup - Analyst

Okay. Thank you.

Operator

Next we will go to the line Sri Nagarajun with KeyBanc Capital Markets. Please go ahead.

Chris Chapman  - KeyBanc Capital Markets - Analyst

This is Chris Chapman. I had a question about your construction fee, the third party construction fee income it obviously declined noticeably in the fourth quarter. I’m assuming that’s correlated to the contraction of the third party construction backlog in the value creation pipeline. And if so, then what’s the — is there a reason, I guess, for that business shrinking, and is that going to continue or does it turn back up going forward?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, the pipeline on our value creation pipeline, the pipeline of third parties is definitely going down and there is a couple of reasons for that. But most of it is the fact that the development pipelines are picking up. Traditionally, we’ve moved resources back and forth where we needed them, and we focus on the development, because either held for rental or held for sale, there is just more value creation. They’re more profitable than the third party construction business. So we’ve I think been saying that we anticipated a decrease in the third party construction volume over the last couple of quarters, we have been saying that, especially going into 2006, as the development pipeline picks up. And as a matter of fact, when you look at our guidance for 2006, we said that third party construction starts would be between 150 and 225 million in ‘06, which is lower than we’ve had historically.

But the other point on that, we’ve done very well on the fee side. As you can see when you look at that schedule the fee percentage has held up very nicely. The couple of contracts that we did sign during the fourth quarter had very nice fee percentages on them and we will continue to do that, and the other piece of that that we do, obviously, is a lot of times that’s used to move our existing land that we can sell the land at a profit and do the third party construction, which all goes into our third party construction fee calculation and we had a good project that we signed up in the fourth quarter on our — on an existing parcel of our land that we made a nice profit on, and a nice fee percentage on the job.

Matt Cohoat  - Duke Realty Corporation - CFO

And Chris, this is Matt. I think you were probably looking at the fourth quarter of ‘05 compared to the fourth quarter of ‘04.

Chris Chapman  - KeyBanc Capital Markets - Analyst

Well, and also the prior quarters in ‘05 as well.

Matt Cohoat  - Duke Realty Corporation - CFO

Well, what you really have, in total for the year we’re up $10 million in construction and development activity. So in mass or in balance we’re actually up, not down. For the quarter, the fourth quarter of last year, compared to the fourth quarter of this year, is down, but that’s primarily because we had three significant building sales, merchant building sales that closed in the fourth quarter of last year, and essentially none in the fourth quarter of this year, so that’s the biggest effect overall, our margins are up on our third party business, as Denny mentioned and strictly if you only looked at ongoing construction activity and carved out the gains on building sales, we’re actually up year-over-year.

Chris Chapman  - KeyBanc Capital Markets - Analyst

Okay. And the project that you mentioned on your existing piece of land, is that the reason for the larger land sale gain number in the fourth quarter?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

No, actually, because when we sell a piece of land on a construction contract, we take the land gain in over the term of the contract on a percentage of completion basis. The reason for the land sale gains in the fourth quarter, we’re always pushing, pushing our people to move excess land. We own a lot of land, as you know, and we put it in to use through development, through third party construction, and just selling it, for profit, and we have always done all three of those things. When you look at 2005, we actually employed about $130 million of land during the year. And of that, $55 million was sales of land that we had. So we had some good land sales in the fourth quarter. There was a couple of them that I’d point out, one was — we had some land in Atlanta up in the northern suburbs of Georgia 400, we still have quite a bit of land there, but we had one parcel adjacent to the Lucent building that we acquired a couple of years ago, and a residential developer came in, and wanted to buy it from us at what we thought was a very, very good price. And so we sold about half of the site to a residential developer, and he wanted to close before year-end, so we obliged him.

And then another one was at our perimeter park development over in Raleigh, where we’re doing a Lenovo build to suit, this is where they’re building the interstate extension of 540 adjacent to that park, and the state of North Carolina department of transportation had taken some easements and right-of-way of our land and didn’t pay us what we thought it was worth, and so we finally settled with them in the fourth quarter of 2005 and got some extra proceeds on that ground.

Chris Chapman  - KeyBanc Capital Markets - Analyst

All right. Very good. Thank you, guys.

Operator

And next, we will go to Jim Sullivan with Green Street Advisors. Please go ahead.

Jim Sullivan  - Green Street Advisors - Analyst

Thanks, hey, Denny. Earlier in the call, you talked about geographic expansion in the past, involving the purchase of companies as well as assets, but you’ve also expanded geographically probably most recently in Phoenix and Houston being the examples where you established a toehold position, you learn the market, and you figured out whether you would be successful there or not. Why was northern Virginia a market where doing a company acquisition made more sense than perhaps the more incremental approach you’ve taken elsewhere?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, there’s a couple reasons for that, Jim. I mean this really, as you know when we go in and what we call it is boot strapping our way in, it takes a while to build a presence and to really get the activity going. We think with this transaction with the Winkler folks we’ll really be able to start having immediate impact and generate some great business in that are from one, the existing assets give you a better footprint and better access to brokers and tenants and all those things in the market. And then number two, they have great land positions and we’ll do fine on this, the development of this, we’re very excited about the land positions that they have there. And then third, as Matt said, then the key thing is they do have a great operating team. So they give us a full presence there right away. So that’s why it’s attractive to us to have this kind of a transaction to get there.

Jim Sullivan  - Green Street Advisors - Analyst

Given that the Winkler Company has been around for 50-plus years I imagine there were some tax issues related to the sale. I’m surprised that LP units aren’t part of the consideration. Was that your view that given that you’ve been buying back shares you don’t view your stock as — you didn’t want to issue shares? Or was it something that the buyer considered? Help me understand why the LP units weren’t part of this deal given what I would perceive to be some pretty significant tax issues.

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, first of all I really cannot answer on behalf of their tax issues, I really don’t have any idea, but it was their decision. It was not our decision. That isn’t what they wanted to do and I think it’s just personal and financial planning and strategic decisions that they were making on behalf of the owners of the Company, if you will. We would have been willing to do a unit transaction if they would have wanted that, but it was their decision.

Jim Sullivan  - Green Street Advisors - Analyst

Okay. And then finally, when you guys announced the Weeks deal there was a lot of discussion about the feds — after the Weeks deal a lot of the people, as you described, people we knew, were gone. What were some of the key lessons that you learned through that integration process that you think will apply here so that more of the key people stick around for perhaps a longer period of time?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, just a couple comments on that, Jim. One is, I think when you look at the acquisition of a public company and a public company there was just some overlap. Truly on, again, with, you’ve got CFOs and CEOs and there was just some overlap in the Company and that led to some people leaving over the first couple years after that transaction. But, again, if you go back and look at a lot of the operating folks that are with the Company I think it’s very interesting. I was looking at it the other day and we do not have any market, including the old Duke markets where we have the same business unit head as we had in 1999. None of them, including the Weeks markets and the Duke markets. So things change. Things change constantly, people get promoted, people leave, people go — other opportunities in the Company. So I think it’s kind of funny because two of the business unit heads that were business unit heads when we did the Weeks deal are still there. Those are the only two that are still there from 1999, and that’s Carrie Armstrong who runs our Atlanta office group and Jeff Trear who runs our Dallas office are both Weeks folks and they are the only two that are still there from 1999.

So I think that’s kind of interesting when you look at that. So we do believe that there was a little bit of a different perception on that transaction that most of the folks who left were kind of overlapping top positions. And then I would also say going back to the lessons learned, when we did the Weeks transaction we tried to operate a little bit like they were organized geographically. As you recall, before that transaction we were organized by product type. We had the individual across the Company in charge of all of our markets on industrial and all of our markets on office. Well, we tried to keep that in place having half the Company operate one way and half the Company operate another way. And now as you know we’ve restructured and we now operate in regions and geographically and our people do both — our regional folks are experts in both office and industrial. And in our larger cities we have a separate business unit head for office and a separate for industrial, but in most of our cities the business unit head covers both product types and I think we’re going to make sure that as we go forward, even using their people, we’re still going to keep within the Duke structure and how we operate and make sure that we fold the Winkler group in because that will allow us not to drive them crazy, which we might have a tendency to do and allow them to fit operationally easier and quicker into our existing system and structure.

Jim Sullivan  - Green Street Advisors - Analyst

Okay. Thank you.

Operator

Next we’ll go to the line of David Fick with Stifel Nicolaus. Please go ahead.

David Fick  - Stifel Nicolaus - Analyst

Hi. Just a couple of quick follow-ups. I know you’re hesitant to talk about the cost allocations on the Winkler. Would you generally say that you’re paying above or below replacement costs for that portfolio?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

I would say we’re paying right at replacement cost, what we estimate pretty much, and we’re paying market value for the land.

David Fick  - Stifel Nicolaus - Analyst

And then last question. Your asset sale program, clearly there was a big benefit from getting our of high CapEx, lower growth, Flex. As you look at your existing portfolio isn’t there more of that that can be done?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, obviously on the industrial side pretty much all that’s left is bulk. We’ve got a little bit of Flex, I think it’s down to like 4 or 5 million square feet now. Most of that — all the Indianapolis stuff is in a joint venture already with — in the Dugan joint venture and we will — when both us and our partner decide it’s time to liquidate that we will. That’s why we didn’t include it in the Flex package, because we only own 50% of that. Then the only other place, the only other city we didn’t include where we’ve got any Flex product is St. Louis, I think, other than a couple building here or there.

St. Louis, that product is a little bit newer, a little bit less office buildout than the stuff we sold and we’re okay with that. That product’s okay. Then I think maybe if you’d look down through it then you’d turn to our office product and say that’s where you’ve got high CapEx and potential issues. We sold some office product over the last couple of years too, some of the buildings that we didn’t think were well positioned. But we’re really very comfortable with the office product that we have. There’s always a few dogs and cats out there, and we’ve still got a few dogs and cats on the list that we’ll continue to move. But as we said that recycling part of the business is going to drop down pretty dramatically other than the fact that we are exiting Cleveland and redeploying that capital. So while — so the only place we could look, David, I guess, my answer is, is the office side and in general we’re comfortable with the office assets we own. It’s just been a tougher market for which is now finally starting to come back.

Matt Cohoat  - Duke Realty Corporation - CFO

David, one other thing I’d mention is, as Denny alluded to, the process last year, the dispositions last year was, I don’t want to call it a culmination but it was the end of a pretty good string of what was probably 2.5 to $3 billion of property sales. So we have done a lot of that and if you go back about four years our average portfolio age was ten years, and you’re four years and it’s still a little less than ten years. So we’ve pulled the portfolio.

David Fick  - Stifel Nicolaus - Analyst

So it’s accurate to presume from this point forward that your share count is going to be fairly static with the exception of any employee benefit changes, and that you’re not going to be generating capital from that source except the little bit of incremental out of Cleveland?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes, I think I understood your question.

David Fick  - Stifel Nicolaus - Analyst

I’m sorry it was two different questions. One is, you’ve said you’re not in essence buying stock back from here, we should assume that you’re not going to be generating a lot of capital so that’s really not going to be an issue. And then you’ve got a pricing issue in terms of where you value shares, right?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Yes, let me — I think I can answer those two questions separately. One is, yes, on our disposition side it is going to slow down fairly dramatically from what we’ve done in the last few years, again, with the exception of Cleveland. Because Cleveland, we’ve got about 100 million on the industrial side, as I’ve said, and somewhere between, I don’t know, 250 and 300 million on the office side. So over the next 12 to 24 months or so those will be moving out. The rest of our disposition we anticipate now to be under $100 million a year from the held for rental portfolio. We’ll continue to build our held for sale portfolio but from held to rental.

Then on the share repurchase, as I’ve said, a couple things have changed, and one is the stock price has gone up and we have a strategy on that. I’m not going to say that we will be entirely out of the market but I think the likelihood of us getting to the 500 million that we projected last quarter because of the stock price is less likely. And the truth is activity has picked up more than we even thought a couple months ago. Particularly in light of — we didn’t — when we started that buyback program we didn’t have Susannah in the pipeline, we didn’t have the Winkler transaction in the pipeline. So I think it’s likely that that will slow down, but we will still monitor that. We have 750 million authorized under our buyback plan and we’ve used about 300 million of that. So we have extra capacity and we will use it strategically if we think it’s appropriate. Okay. Thanks.

Operator

All right. We’ll move on to the line of Kevin Lampo from Edward Jones. Please go ahead.

Kevin Lampo  - Edward Jones - Analyst

My question has been answered. Thank you.

Operator

[OPERATOR INSTRUCTIONS] We have a question from the line of Gary Freeman from Gem Realty. Please go ahead.

Gary Freeman  - Gem Realty - Analyst

Yes, thanks guys. Denny another question for you on the Winkler deal. It’s my understanding that some of these office parks south of the Pentagon are likely to be some of the most affected by the base realignment issue. Can you comment on that and how that may effect your underwriting?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

Well, we don’t really see an issue from the closings in these parks. They’re very solid office parks. They’ve got a very diverse tenant base. Obviously out in Chantilly at the Westfields, as I mentioned earlier that’s right across from the National Reconnaissance Office, the NRO, and that attracts a lot of defense contractors. Northrop Grumman is a big tenant out there. And we obviously don’t see that going anywhere. The other office park in Alexandria, which is marked Center, again, that’s in a great location. It is close to the Pentagon, you’re correct. But it does have a very diverse mix of tenants and we’re not really very concerned at all about that.

Gary Freeman  - Gem Realty - Analyst

So it really wasn’t a factor in your underwriting?

Denny Oklak  - Duke Realty Corporation - Chairman and CEO

No, it wasn’t.

Gary Freeman  - Gem Realty - Analyst

Okay. Thanks.

Operator

And at this time we have no further questions.

Shona Bedwell  - Duke Realty Corporation - Asst. VP, IR

We want to thank you for joining our conference call today. Our first quarter call is tentatively scheduled for April 27, at this same time, 3:00 p.m. Eastern. Thanks everyone, and have a nice day.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

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